Exhibit 5.1

50 West Liberty Street, Suite 750 Reno, Nevada 89501 Main 775.323.1601 Fax 775.348.7250	A Professional Law Corporation

October 13, 2023

Workhorse Group Inc.

3600 Park 42 Drive

Suite 160E

Sharonville, Ohio 45241

Re:	Workhorse Form S-8

Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (“SEC”) to be filed on even date by Workhorse Group, a Nevada corporation (the “Company”), with the SEC with respect to the registration of up to an aggregate of 4,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued in connection with the Company’s 2023 Long-Term Incentive Plan (the “Plan”).

As counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

We have made such examination as we have deemed necessary for the purpose of this opinion.  Based upon such examination, it is our opinion, that, when the Registration Statement has become effective under the Securities Act of 1933, as amended, and when the shares of Common Stock to be issued are sold and paid for in the manner described in the Plan, the Common Stock so issued will be validly issued, fully paid and non-assessable. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Plan. In connection with this opinion, we have examined and relied on the representations and warranties as to factual matters in the Registration Statement. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain matters and issues without the assistance of independent counsel.

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

PARSONS BEHLE & LATIMER

/s/ Parsons Behle & Latimer